Exhibit 10.14

June 3, 2013

Mr. Gerald Chew

(home address)

Dear Jerry:

This letter sets forth the substance of the separation and release agreement (the “Agreement”) that TigerLogic Corporation (the “Company”) is offering to you.

1.             General.  Your employment termination date is July 31, 2013 (the “Separation Date”).  You acknowledge and confirm that as of the Separation Date, you will no longer be an employee of the Company; provided, however, that you will continue to serve as a member of the Board of Directors until your resignation, replacement or removal. Your termination will be considered a voluntary termination for purposes of your Offer Letter dated August 31, 2011 (the “Offer Letter”).

2.             Accrued Salary and Paid Time Off.  Except as otherwise provided for in this Agreement, all benefits and perquisites of employment will cease as of the Separation Date.  Promptly following the Separation Date, you will receive: (1) a check for the remainder of your pay through the Separation Date, less applicable taxes and withholding, and (2) a check for any accrued but unused vacation time, less applicable taxes and withholding.  Following the Separation Date, you may be entitled to reimbursement for business expenses incurred as a result of your employment with the Company prior to the Separation Date, to the extent such reimbursement is allowed by the Company’s reimbursement policies. Except for these amounts, you agree that you have been paid all of the wages and benefits that you are owed, including any reimbursements and bonuses to which you might otherwise be entitled.  You further agree and acknowledge that you have not been denied any leave, benefits, or rights to which you may have been entitled under any federal or state law, and that you have not suffered any workplace injury or illnesses.

3.             Consideration.

(a)           Subject to the conditions set forth herein, in consideration for your obligations under this Agreement and provided that you sign, date, return and allow to become effective this Agreement (including without limitation the releases of claims as set forth in Sections 8 and 9), the Company agrees and acknowledges that it will pay to you Twenty Thousand Dollars ($20,000), less applicable and standard deductions and withholdings within ten (10) days following the Company’s receipt of this signed Agreement from you.

(b)           Section 3 of this Agreement sets forth the full extent to which you are eligible for severance benefits under this Agreement, the Offer Letter, any other agreement between you and the Company, or pursuant to any other Company plan, policy or practice.

(c)           You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not entitled to, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, vacation pay, or equity), severance, or benefits (including without limitation COBRA reimbursement) after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.  So long as you continue to serve on the Board of Directors, your Company stock options will continue to vest in accordance with the terms of the equity incentive plans and/or stock option agreements pursuant to which they were issued.

4.             Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

5.             Proprietary Information Obligations.  You acknowledge your continuing obligations under your At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement between you and the Company.

6.             Cooperation and Assistance.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor will you induce or encourage any person or entity to bring such claims.  However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.  Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company’s counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses incurred by you in connection with these activities, but only if those expenses were pre-approved by the Company in writing.

7.             No Admissions.  You understand and agree that the promises and payments in consideration of this Agreement will not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

8.             Your Release of Claims.

(a)           General Release.  In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive (including without limitation the payment under Section 3(a)), you hereby irrevocably, unconditionally and completely release the Company, its subsidiaries, affiliates, predecessors, successors or acquirers of substantially all of the Company’s assets, and its and their respective past, present, and future directors, officers, employees, shareholders, partners, agents, attorneys, insurers, successors and assigns (collectively the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.

(b)           Scope of Release.  This general release includes, but is not limited to:  (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Labor Code, the Oregon Civil Rights Act, the Oregon Private Whistleblower Act, and the California Fair Employment and Housing Act (as amended).  You agree that except as provided under this Agreement you are releasing any claim for wages, bonuses, severance or any other benefits under any contract or obligation, including but not limited to the Offer Letter or any employee handbook.

(c)           Exceptions to Release. You are not releasing any claim that cannot be waived under applicable state or federal law or any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance, and you are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses, if applicable) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company).  The foregoing notwithstanding, nothing in this Agreement will prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you will not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Agreement will prevent you from challenging the validity of this release in a legal or administrative proceeding.  You are also not releasing the Company from any obligations undertaken in this Agreement.

9.             ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA.  You also acknowledge that the consideration provided for in this Agreement exceeds the amount to which you otherwise were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your release of ADEA claims does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); and (d) you have seven (7) days following the date you sign this Agreement to revoke it, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period.  Nevertheless, (i) the termination of your employment is effective as of the Separation Date, and not revocable and (ii) you will not receive the payment set forth in Section 3(a) if you revoke the ADEA release provided under this Agreement.

10.          Section 1542 Waiver.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the releases herein, which include claims which may be unknown to the parties at present, you acknowledge having read and understood Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under that section, and any equivalent law, statute or regulation of the State of Oregon or any other jurisdiction, with respect to your release of any unknown or unsuspected claims herein.

11.          Representations.  You hereby represent that, except for the payment you will receive on the Separation Date pursuant to Section 2, you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, any equivalent law, statute or regulation of the State of Oregon, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

12.       Employee’s Acknowledgments.

(a)        Pursuit of Released Claims.  You acknowledge that you have no lawsuits, claims, investigations or actions pending in his name, or on behalf of any other person or entity, against the Company or any other of the Released Parties.

(b)        Confidential and Proprietary Information and Company Property.  You agree that during your employment you have seen, heard and otherwise become privy to non-public information about the Company’s current, planned or anticipated work, prospects, business plans, financial prospects, customers, brand concepts, marketing, operations, formulas, licenses, permits, tax payments, alleged violations, notices, labels, information systems, audits, logistics, warehousing and transportation, sales plans, pricing strategies, vendors, distributors, or strategic alliances (“Confidential Information”).  You agree that (a) you have not, prior to the date hereof, used, published or otherwise disclosed, or authorized the use, publication or disclosure of, or assisted any third party in using, publishing or disclosing any Confidential Information, and shall not do so subsequent to the date hereof; (b) you have not, prior to the date hereof, communicated with the press, broadcasting, any other media or any other individual, entity or governmental agency regarding any Confidential Information, and you shall not do so subsequent to the date hereof; (c) you have, prior to the date hereof complied with the terms and conditions of the confidentiality provisions in Company’s employee handbook, and any other applicable agreement regarding proprietary information and/or confidentiality between you and Company, including without limitation your At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, and will continue to do so.

(c)        Ownership of Claims.  You acknowledge that you have not assigned or transferred any claim you are releasing, nor have you purported to do so.

(d)        Taxes.  You acknowledge that you are responsible for paying any taxes that may be assessed or payable on amounts subject of this Agreement, and you agree that the Company is to withhold all taxes it determines it is legally required to withhold.

(e)        Confidentiality.  You agree that this Agreement is confidential and that you will not discuss it, its existence, or any of its terms, with anyone without the Company’s prior consent, except to any legal or financial advisors for legitimate business reasons or as otherwise required by law.  You further agree to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized and agree that, before such disclosure is made, you will inform the person or entity of this confidentiality provision and obtain their agreement in writing to be bound by this confidentiality provision.

(f)        Consequences of Violating Employee’s Promises.  If you breach any provision of this Agreement, or if any of the representations made by you herein are untrue, you acknowledge and agree that Company is entitled to recover, immediately, all amounts, rights and benefits provided in connection with this Agreement.  Because you have had access to Confidential Information, the parties hereto agree that money damages would not be an adequate remedy for Employee’s breach of Sections 5 and 12(b) of this Agreement and would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof.

(g)        You have carefully read and considered this Agreement and fully understand it and its legal effect;

(h)        You are entering into it voluntarily, freely, without coercion, and based on your own judgment; and

(i)         The Company, in writing, encouraged you to discuss this Agreement with your attorney before signing it (and does so here), and that you did consult with your attorney to the extent you found appropriate.  You acknowledge that any legal fees incurred by you in connection with this Agreement shall be your responsibility and shall not be reimbursed by the Company.

13.          Miscellaneous.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.  Any ambiguity in this Agreement will not be construed against either party as the drafter.  Any waiver of a breach of this Agreement will be in writing and will not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.  You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within twenty-one (21) days.

We wish you the best in your future endeavors.

Sincerely,

TIGERLOGIC CORPORATION

By:	/s/Thomas Lim

Thomas Lim
Chief Financial Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/Gerald Chew

Gerald Chew

8/6/2013
Date